EXHIBIT 21.1

LIST OF SUBSIDIARIES

The following is a list of subsidiaries of the Company as of September 29, 2011. All of these subsidiaries are wholly-owned by the Company, either directly or indirectly.

NAME	WHERE INCORPORATED

EasyLink Services USA, Inc.	Delaware

Xpedite Systems, LLC	Delaware

Xpedite Systems Worldwide, Inc.	Delaware

Xpedite Systems Holdings, Inc.	Delaware

EasyLink Services Australia Pty Limited	Australia

Xpedite Systems Pty Limited	Australia

Easylink do Brasil Comunicações Ltda.	Brazil

GN Comtext (Cyprus) Ltd	Cyprus

EasyLink Services (France) SARL	France

Xpedite Systems Participations EURL	France

Xpedite Systems SA1	France

EasyLink Services (Deutschland) GmbH	Germany

Xpedite Systems GmbH	Germany

EasyLink Services (Hong Kong) Limited	Hong Kong

Xpedite Systems Limited	Hong Kong

EasyLink Services Corporation India Private Limited	India

Xpedite Systems S.r.l.	Italy

EasyLink Services K.K.	Japan

Xpedite Inc.	Japan

NAME	WHERE INCORPORATED

EasyLink Services Korea Corporation	Korea

Xpedite, Ltd.	Korea

The EasyLink Services Corporation SDN. BHD.	Malaysia

Xpedite Systems Incorporated (Malaysia) SDN. BHD.	Malaysia

Xpedite Systems Limited	New Zealand

EasyLink Services Corp. Pte Ltd	Singapore

Xpedite Systems Pte Ltd	Singapore

Xpedite Systems Spain, S.A.	Spain

Xpedite Systems AG	Switzerland

EasyLink Services International Limited	United Kingdom

EasyLink Services (UK) Limited	United Kingdom

1 This entity's organizational documents require its directors to hold nominal shares.